Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF
REVLON, INC.

DATED AS OF OCTOBER 24, 2013

________________________________________

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware
________________________________________

Revlon, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Company (the “Restated Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors created and authorized the issuance of a series of 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $5.21 per share, designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), in accordance with the provisions of the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”), as filed with the Delaware Secretary of State on October 8, 2009.

SECOND: None of the designated shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation.

THIRD: At a meeting held on October 23, 2013, the Board of Directors duly adopted resolutions approving the elimination of the Series A Preferred Stock as follows:

“NOW, THEREFORE, BE IT:

RESOLVED, that the Company’s Board of Directors hereby determines that, following the mandatory redemption of all issued and outstanding shares of Series A Preferred Stock on October 8, 2013 in accordance with the Certificate of Designation, none of the authorized shares of the Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation, and that it is therefore in the best interests of the Company to eliminate the Series A Preferred Stock as a series of Preferred Stock from the Restated Certificate of Incorporation; and be it further

RESOLVED, that, upon filing a Certificate of Elimination of the Series A Preferred Stock with the Secretary of State of the State of Delaware, all matters set forth in the Certificate of Designation shall be eliminated from the Restated Certificate of Incorporation with respect to the Series A Preferred Stock; and be it further

RESOLVED, that the Company’s Chief Executive Officer and Vice Chairman, Executive Vice President and General Counsel, and Senior Vice President, Deputy General Counsel and Secretary and each such other duly authorized officer designated by any of them (each an “Authorized Officer” and collectively the “Authorized Officers”) be, and each of them individually hereby is, authorized and directed, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, the Certificate of Elimination, as required by the Delaware General Corporation Law reflecting the resolutions herein adopted in order to effect the cancellation and elimination of the Series A Preferred Stock from the Company’s Restated Certificate of Incorporation, and any and all additional documents required to be filed therewith.”

FOURTH:  In accordance with Section 151(g) of the DGCL, the Company’s Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock.  The 10,000,000 shares of Preferred Stock that were previously designated as Series A Preferred Stock shall be reclassified as authorized but unissued and unclassified shares of Preferred Stock.

IN WITNESS WHEREOF, Revlon, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

REVLON, INC.

By: /s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Senior Vice President, Deputy
General Counsel and Secretary

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